Exhibit 99.1

THE WENDY’S COMPANY REPORTS PRELIMINARY 2016 RESULTS;

ANNOUNCES 2017 OUTLOOK AND UPDATES 2020 GOALS

16th consecutive quarter of positive same-restaurant sales;

North America system same-restaurant sales increase 0.8% in 4Q and 1.6% in 2016

(+5.6% and +4.9% on a two-year basis, respectively)

Nearly 150 new restaurant openings globally in 2016;

Highest total new restaurant openings since 2005

Third phase of system optimization completed;

In total, 537 restaurants sold, $435 million in pretax proceeds

Board of Directors authorizes 8 percent increase in quarterly dividend rate and new $150 million share repurchase program

Company announces accelerated G&A savings and CAPEX reduction on path to 2020 goals

Dublin, Ohio (February 16, 2017) – The Wendy’s Company (NASDAQ: WEN) today reported preliminary unaudited results for the fourth quarter and full year ended January 1, 2017. The Company plans to file its audited financial results on or before March 2, 2017.

“We have now recorded 16 consecutive quarters of positive same-restaurant sales and total new restaurant openings have accelerated in both North America and International with nearly 150 new restaurants opened globally in 2016,” President and Chief Executive Officer Todd Penegor said. “As a result of our brand transformation efforts and with the support from our franchise partners, the Wendy’s® system has never been stronger.”

“As we look to 2017 and beyond, we are poised for strong global growth,” Penegor said. “We believe we can grow the Wendy’s system by approximately 1,000 restaurants and $2 billion in sales by 2020, resulting in a global system of about 7,500 restaurants generating $12 billion in sales. Importantly, this growth will be achieved in a profitable manner for both the Company and franchisees, which will help carry the momentum beyond 2020.”

Preliminary fourth quarter and full year 2016 results

A summary of the Company’s preliminary fourth quarter and full year 2016 results is provided below. The fourth quarter and full year 2015 results include the favorable impact of a 53rd operating week, which affects all comparisons to 2015. Due to the May 2015 sale of its bakery business, the Company has presented its bakery results as discontinued operations for all periods presented in its consolidated financial statements. See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release (i.e., adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and free cash flow). As used in this release, the terms adjusted EBITDA and adjusted earnings per share refer to adjusted EBITDA from continuing operations and adjusted earnings per share from continuing operations, respectively.

Preliminary fourth quarter summary

•	Same-restaurant sales increased 0.8 percent at North America system restaurants in the fourth quarter of 2016, or 5.6 percent on a two-year basis.

•	Revenues were $309.9 million in the fourth quarter of 2016, compared to $464.4 million in the fourth quarter of 2015. The 33.3 percent decrease resulted primarily from the ownership of 522 fewer Company-operated restaurants at the end of the 2016 fourth quarter compared to the beginning of the 2015 fourth quarter.

•	Franchise royalty revenue and fees were $95.7 million in the fourth quarter of 2016, compared to $100.8 million in the fourth quarter of 2015. The 5.1 percent decrease primarily resulted from a decrease in franchise fees resulting from a year-over-year reduction in the number of restaurants sold through the Company’s system optimization initiative.

•	Franchise rental income was $40.7 million in the fourth quarter of 2016, compared to $26.4 million in the fourth quarter of 2015. The 54.2 percent increase resulted primarily from the Company’s system optimization initiative.

•	Company-operated restaurant margin was 18.8 percent in the fourth quarter of 2016, compared to 19.2 percent in the fourth quarter of 2015. The 40 basis-point decrease was primarily the result of higher other operating costs and increased labor rates, partly offset by lower commodity costs and the favorable impact from the Company’s Image Activation program.

•	General and administrative expense was $61.2 million in the fourth quarter of 2016, compared to $72.4 million in the fourth quarter of 2015. The 15.5 percent decrease resulted primarily from cost savings related to the Company’s system optimization initiative, as well as lower incentive compensation.

•	Operating profit was $79.2 million in the fourth quarter of 2016, compared to $116.3 million in the fourth quarter of 2015. The 31.9 percent decrease resulted primarily from a year-over-year decrease in System optimization gains, net, partly offset by a year-over-year decrease in Impairment of long-lived assets, in addition to the items discussed above.

•	Interest expense was $29.3 million in the fourth quarter of 2016, compared to $28.2 million in the fourth quarter of 2015.

•	Income from continuing operations was $28.9 million in the fourth quarter of 2016, compared to $88.7 million in the fourth quarter of 2015. The decrease resulted from the year-over-year decrease in Investment income, net and System Optimization gains, net, partly offset by a year-over-year decrease in income taxes.

•	Net income was $28.9 million in the fourth quarter of 2016, compared to $85.9 million in the fourth quarter of 2015.

•	Adjusted EBITDA from continuing operations was $91.1 million in the fourth quarter of 2016, compared to $107.6 million in the fourth quarter of 2015. The 15.3 percent decrease resulted primarily from the ownership of 522 fewer Company-operated restaurants at the end of the 2016 fourth quarter compared to the beginning of the 2015 fourth quarter.

•	Adjusted EBITDA margin (adjusted EBITDA divided by total revenues) was 29.4 percent in the fourth quarter of 2016, compared to 23.2 percent in the fourth quarter of 2015. The 620 basis-point improvement reflects the positive impact of the Company’s system optimization initiative.

•	Reported diluted earnings per share from continuing operations were $0.11 in the fourth quarter of 2016, compared to $0.32 in the fourth quarter of 2015.

•	Reported diluted earnings per share were $0.11 in the fourth quarter of 2016, compared to $0.31 in the fourth quarter of 2015.

•	Adjusted earnings per share from continuing operations were $0.08 in the fourth quarter of 2016, compared to $0.12 in the fourth quarter of 2015.

Preliminary full year 2016 summary

•	Same-restaurant sales increased 1.6 percent at North America system restaurants in 2016, or 4.9 percent on a two-year basis.

•	Revenues were $1,435.4 million in 2016, compared to $1,870.3 million in 2015. The 23.3 percent decrease resulted primarily from the ownership of 627 fewer Company-operated restaurants at the end of the 2016 compared to the beginning of 2015.

•	Franchise royalty revenue and fees were $371.5 million in 2016, compared to $344.5 million in 2015. The 7.8 percent increase primarily resulted from the Company’s system optimization initiative, in addition to higher same restaurant sales at franchised restaurants.

•	Franchise rental income was $143.1 million in 2016, compared to $87.0 million in 2015. The 64.5 percent increase resulted primarily from the Company’s system optimization initiative.

•	Company-operated restaurant margin was 19.1 percent in 2016, compared to 17.7 percent in 2015. The 140 basis-point increase was primarily the result of lower commodity costs and the favorable impact from the Company’s Image Activation program, partly offset by higher other operating costs and increased labor rates.

•	General and administrative expense was $245.9 million in 2016, compared to $256.6 million in 2015. The 4.2 percent decrease resulted primarily from cost savings related to the Company’s system optimization initiative, as well as lower incentive compensation, partly offset by higher professional fees and legal fees related to the unusual payment card activity.

•	Operating profit was $314.8 million in 2016, compared to $274.5 million in 2015. The 14.7 percent increase resulted primarily from a year-over-year decrease in Depreciation and amortization expense, General and administrative expense and Reorganization and realignment costs.

•	Interest expense was $114.8 million in 2016, compared to $86.1 million in 2015. The 33.3 percent increase resulted primarily from higher total debt levels related to the Company’s debt restructuring completed in the second quarter of 2015.

•	Income from continuing operations was $129.6 million in 2016, compared to $140.0 million in 2015. The 7.4 percent decrease resulted from the year-over-year decrease in Investment income, net, partly offset by a year-over-year decrease in Depreciation and amortization expense, General and administrative expense, Reorganization and realignment costs and income taxes.

•	Net income was $129.6 million in 2016, compared to $161.1 million in 2015.

•	Adjusted EBITDA from continuing operations was $391.9 million in 2016, compared to $392.4 million in 2015, despite the ownership of 627 fewer Company-operated restaurants at the end of the 2016 compared to the beginning of 2015.

•	Adjusted EBITDA margin (adjusted EBITDA divided by total revenues) was 27.3 percent in 2016, compared to 21.0 percent in 2015. The 630 basis-point improvement reflects the positive impact of the Company’s system optimization initiative.

•	Reported diluted earnings per share from continuing operations were $0.49 in 2016, compared to $0.43 in 2015. The increase reflects an 18.9 percent year-over-year reduction in the weighted average diluted shares outstanding.

•	Reported diluted earnings per share were $0.49 in 2016, compared to $0.49 in 2015.

•	Adjusted earnings per share from continuing operations were $0.40 in 2016, compared to $0.33 in 2015.

“We are very proud that we were able to hold adjusted EBITDA flat year-over year despite selling a significant number of Company-operated restaurants during 2016,” Chief Financial Officer Gunther Plosch said. “We look forward to realizing the positive benefits of our brand transformation in 2017 and beyond, with higher franchise revenues driving a higher quality of earnings.”

Third phase of system optimization now complete

The Company has completed its plan to reduce its Company-operated restaurant ownership to approximately 5 percent of the total system. The Company sold a total of 310 restaurants to franchisees during 2016, which is in addition to the 227 restaurants that were sold in the second half of 2015. In total, the third phase of system optimization generated pretax proceeds and fees of $435 million.

“Our system is stronger following the completion of the third phase of our system optimization initiative,” Penegor said. “All markets were awarded to strong operators who have demonstrated a commitment to restaurant reimaging and opening new restaurants which will be imperative to our future growth.”

“Going forward, we will continue to strategically buy and sell restaurants in order to further strengthen our franchisee base, drive new restaurant development and accelerate Image Activation,” Penegor said. “By also facilitating franchisee-to-franchisee restaurant transfers (“Buy and Flips”) we ensure that we are putting restaurants in the hands of well capitalized franchisees that are committed to long-term growth. During 2016 we facilitated 144 Buy and Flips and expect to complete around 400 in 2017, which includes approximately 50 Buy and Flips that were originally scheduled to close in late 2016.”

Global Image Activation and new restaurant openings momentum continues

The Company and its franchisees reimaged 521 North America system restaurants and built 99 new North America restaurants and 50 new International restaurants in 2016. Global net new restaurant openings totaled 58 in 2016. At the end of 2016, approximately 32 percent of the global system features our new image.

Board authorizes increase in quarterly dividend rate and new share repurchase program

In 2016, the Company repurchased 29.5 million shares for $335.0 million at an average price of $11.34 per share. The number of shares outstanding at the end of the fourth quarter of 2016 was approximately 246.6 million.

The Company announced today that its Board of Directors has authorized an increase of 0.5 cents per share in its quarterly dividend rate. The Company’s new quarterly dividend rate of 7 cents per share will be effective with its next dividend payment on March 15, 2017 to shareholders of record as of March 1, 2017. This increase is in addition to the 0.5 cents per share increase that was authorized in the fourth quarter of 2016.

The Company also announced today that its Board of Directors authorized a new share repurchase program for up to $150 million of the Company’s common stock through March 4, 2018. The Company intends to repurchase shares with existing cash on its balance sheet and cash flow from operations.

Company issues 2017 outlook

This release includes forward-looking guidance for certain non-GAAP financial measures, including adjusted EBITDA, adjusted earnings per share and adjusted tax rate. The Company excludes certain expenses and benefits from adjusted EBITDA, adjusted earnings per share and adjusted tax rate, such as impairment of long-lived assets, reorganization and realignment costs and system optimization gains, net. Due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable without unreasonable effort to provide projections of net income, earnings per share or reported tax rate or a reconciliation of projected adjusted EBITDA, adjusted earnings per share or adjusted tax rate to projected net income, earnings per share or reported tax rate.

During 2017, the Company expects:

•	Adjusted EBITDA of approximately $396 to $404 million, an increase of approximately 1 to 3 percent compared to 2016.

•	Adjusted earnings per share of approximately $0.45 to $0.47, an increase of approximately 13 percent to 18 percent compared to 2016.

•	Same-restaurant sales growth of approximately 2 to 3 percent for the North America system.

•	Flat Company-operated restaurant margin compared to 2016.

•	Flat commodity costs compared to 2016.

•	Labor inflation of approximately 4 percent.

•	General and administrative expense of approximately $210 to $220 million.

•	Interest expense of approximately $115 million.

•	Depreciation and amortization expense of approximately $120 million, including accelerated depreciation of approximately $2 million.

•	Cash flows from operations of approximately $240 to $275 million.

•	Capital expenditures of approximately $80 to $90 million.

•	Free cash flow (cash flows from operations minus capital expenditures) of approximately $160 to $185 million.

•	An adjusted tax rate of approximately 32 to 34 percent.

“After achieving solid results in 2016, we are pleased to turn the page with a strong outlook for 2017,” Plosch said. “This will be the final year of transition after completing the third phase of system optimization. Our ability to grow earnings and cash flow despite owning fewer Company-operated restaurants is compelling. We look forward to focusing on our core business model and driving growth even further.”

Company announces updated 2020 goals

The Company now expects to achieve the following goals by the end of 2020:

•	Global restaurant sales (in constant currency and excluding Venezuela) of ~$12 billion.

•	Global restaurant count of ~7,500.

•	Global Image Activation of at least 70 percent.

•	Adjusted EBITDA Margin of 38 to 40 percent.

•	Free Cash Flow of ~$275 million (capital expenditures of ~$65 million).

“All of the updated 2020 goals revolve around growth, both in North America and International,” Penegor said. “We must build upon our current operating momentum by growing our customer base, expanding brand access, enhancing restaurant level profitability and implementing a more efficient cost structure.”

“In order to achieve our 2020 adjusted EBITDA margin and free cash flow commitments, G&A and capital spending efficiency will improve,” Penegor said. “In that spirit, we plan to accelerate our G&A savings efforts and expect that we will be able to reduce G&A to approximately 1.5 percent of global restaurant sales by 2020. We are still in the planning stages and will provide a more detailed update on how we expect to achieve these savings on or before our first-quarter earnings call in May.”

Investor Day and webcast scheduled for 8:30 a.m. today, February 16

The Company intends to present its preliminary 2016 results and 2017 outlook beginning at 8:30 a.m. ET today, at its Investor Day in Dublin, Ohio. The live presentation will be available via webcast from the Investors section of the Company’s website at www.aboutwendys.com. An archived webcast with the accompanying slides will be available on the Company’s website at www.aboutwendys.com.

Forward-looking statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism;

(9)	risks associated with failures, interruptions or security breaches of the Company’s computer systems or technology, or the occurrence of cyber incidents or a deficiency in cyber security that impacts the Company or its franchisees, including the cybersecurity incident previously announced;

(10)	the effects of negative publicity that can occur from increased use of social media;

(11)	the availability of suitable locations and terms for the development of new restaurants;

(12)	risks associated with the Image Activation program;

(13)	adoption of new, or changes in, laws, regulations or accounting standards, policies and practices;

(14)	changes in debt, equity and securities markets;

(15)	goodwill and long-lived asset impairments;

(16)	changes in interest rates;

(17)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, including the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(18)	risks associated with the Company’s debt refinancing, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital;

(19)	risks associated with the amount and timing of share repurchases under the $150 million share repurchase program approved by the Board of Directors; and

(20)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact.

The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

There can be no assurance that any additional regular quarterly cash dividends will be declared or paid after the date hereof, or of the amount or timing of such dividends, if any. Future dividend payments, if any, are subject to applicable law, will be made at the discretion of the Board of Directors and will be based on such factors as The Wendy’s Company’s earnings, financial condition and cash requirements and other factors.

Disclosure regarding non-GAAP financial measures

In addition to the GAAP financial measures presented in this release, the Company has included certain non-GAAP financial measures in this release, including adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate. These non-GAAP financial measures exclude certain expenses and benefits as detailed in the reconciliation tables that accompany this release. The Company uses these non-GAAP financial measures as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. Adjusted EBITDA and adjusted earnings per share are also used by the Company in establishing performance goals for purposes of executive compensation.

The Company believes its presentation of adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance. The Company believes these non-GAAP financial measures are important supplemental measures of operating performance because they eliminate items that vary from period to period without correlation to our core operating performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. The Company believes investors, analysts and other interested parties use adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

This release also includes guidance regarding the Company’s free cash flow. Free cash flow is a non-GAAP financial measure that is used by the Company as an internal measure of liquidity. The Company defines free cash flow as cash flows from operations minus capital expenditures, both as reported under GAAP. The Company believes free cash flow is an important liquidity measure for investors and other interested persons because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, financing possible acquisitions or investments or other uses of cash.

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and free cash flow are not recognized terms under U.S. General Accepted Accounting Principles, and the Company’s presentation of these non-GAAP financial measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not calculate adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and free cash flow (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures.

Key Business Measures

The Company tracks its results of operations and manages its business using certain key business measures, including North America system same-restaurant sales. North America system same-restaurant sales includes sales by both Company-operated restaurants and franchise restaurants located in the U.S. and Canada. The Company reports same-restaurant sales for new restaurants after they have been open for 15 continuous months and for reimaged restaurants as soon as they reopen. This methodology is consistent with the metric used by management for internal reporting and analysis. Prior to the first quarter of 2016, the Company reported same-restaurant sales for reimaged restaurants after they had been open for three continuous months. Same-restaurant sales exclude the impact of currency translation.

Same-restaurant sales is a commonly used statistical measure in the quick-service restaurant industry that is important to understanding Company performance. The Company believes North America system same-restaurant sales data is useful in assessing consumer demand for the Company’s products, the overall strength of the Wendy’s brand and, ultimately, the performance of the Company. Sales by franchise restaurants to their customers are not recorded as Company revenues and are not included in the Company’s consolidated financial statements. However, the Company’s royalty revenues are computed as percentages of sales made by Wendy’s franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and therefore on the Company’s profitability.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 30 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor Contact:

Peter Koumas

Director - Investor Relations

(614) 764-8478

peter.koumas@wendys.com

Media Contact:

Heidi Schauer

Director - Corporate Communications

(614) 764-3368

heidi.schauer@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Twelve Months Ended January 1, 2017 and January 3, 2016

(In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	2016	2015 (a)	2016	2015 (a)
	(Unaudited)
Revenues:
Sales	$173,547	$337,170	$920,758	$1,438,802
Franchise royalty revenue and fees	95,659	100,771	371,545	344,523
Franchise rental income	40,695	26,424	143,115	86,972

	309,901	464,365	1,435,418	1,870,297

Costs and expenses:
Cost of sales	140,865	272,316	744,701	1,184,073
Franchise rental expense	18,076	14,043	67,760	47,779
General and administrative	61,161	72,401	245,869	256,553
Depreciation and amortization	30,248	33,751	122,704	145,051
System optimization gains, net	(23,825)	(59,258)	(71,931)	(74,009)
Reorganization and realignment costs	2,217	5,264	10,083	21,910
Impairment of long-lived assets	3,250	11,533	16,241	25,001
Other operating income, net	(1,306)	(1,997)	(14,789)	(10,531)

	230,686	348,053	1,120,638	1,595,827

Operating profit	79,215	116,312	314,780	274,470
Interest expense	(29,319)	(28,185)	(114,802)	(86,067)
Loss on early extinguishment of debt	—	—	—	(7,295)
Investment income, net	375	52,035	723	52,214
Other income, net	301	260	989	806

Income from continuing operations before income taxes	50,572	140,422	201,690	234,128
Provision for income taxes	(21,681)	(51,741)	(72,066)	(94,149)

Income from continuing operations	28,891	88,681	129,624	139,979
Discontinued operations:
Income from discontinued operations, net of income taxes	—	1,323	—	10,494
(Loss) gain on disposal of discontinued operations, net of income taxes	—	(4,148)	—	10,669

Net (loss) income from discontinued operations	—	(2,825)	—	21,163

Net income	$28,891	$85,856	$129,624	$161,142

Basic income (loss) per share:
Continuing operations	$.11	$.32	$.49	$.43
Discontinued operations	—	(.01)	—	.07
Net income	$.11	$.31	$.49	$.50

Diluted income (loss) per share:
Continuing operations	$.11	$.32	$.49	$.43
Discontinued operations	—	(.01)	—	.06
Net income	$.11	$.31	$.49	$.49

Number of shares used to calculate basic income (loss) per share	251,730	273,292	262,209	323,018

Number of shares used to calculate diluted income (loss) per share	257,026	278,024	266,712	328,725

(a)	2015 consolidated statements of operations reflect reclassifications to conform to the current year presentation.

	January 1, 2017	January 3, 2016
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$198,240	$327,216
Total assets	3,939,314	4,108,720
Long-term debt, including current portion	2,512,282	2,426,113
Total stockholders’ equity	527,736	752,914

Reconciliation of Net Income to Adjusted EBITDA from Continuing Operations

(In Thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2016	2015	2016	2015

Net income	$28,891	$85,856	$129,624	$161,142
Net loss (income) from discontinued operations	—	2,825	—	(21,163)

Income from continuing operations	28,891	88,681	129,624	139,979
Provision for income taxes	21,681	51,741	72,066	94,149

Income from continuing operations before income taxes	50,572	140,422	201,690	234,128
Other income, net	(301)	(260)	(989)	(806)
Investment income, net	(375)	(52,035)	(723)	(52,214)
Loss on early extinguishment of debt	—	—	—	7,295
Interest expense	29,319	28,185	114,802	86,067

Operating profit	79,215	116,312	314,780	274,470
Plus (less):
Depreciation and amortization	30,248	33,751	122,704	145,051
System optimization gains, net	(23,825)	(59,258)	(71,931)	(74,009)
Reorganization and realignment costs	2,217	5,264	10,083	21,910
Impairment of long-lived assets	3,250	11,533	16,241	25,001

Adjusted EBITDA from continuing operations	$91,105	$107,602	$391,877	$392,423

Adjusted EBITDA margin	29.4%	23.2%	27.3%	21.0%

Reconciliation of Income and Diluted Earnings Per Share from Continuing Operations to Adjusted Income and

Adjusted Earnings Per Share from Continuing Operations

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	2016	2015

Income from continuing operations	$28,891	$88,681

Plus (less):
Depreciation of assets that will be replaced as part of the Image Activation initiative	(332)	2,029
System optimization gains, net	(23,825)	(59,258)
Reorganization and realignment costs	2,217	5,264
Impairment of long-lived assets	3,250	11,533
Other than temporary loss on investment	—	3,150
Dividend from Arby’s	—	(54,911)

Total adjustments	(18,690)	(92,193)
Income tax impact on adjustments[1]	10,236	36,620

Total adjustments, net of income taxes	(8,454)	(55,573)

Adjusted income from continuing operations	$20,437	$33,108

Diluted earnings per share from continuing operations	$.11	$.32
Total adjustments per share, net of income taxes	(.03)	(.20)

Adjusted earnings per share from continuing operations	$.08	$.12

	Twelve Months Ended
	2016	2015

Income from continuing operations	$129,624	$139,979

Plus (less):
Depreciation of assets that will be replaced as part of the Image Activation initiative	2,598	8,607
System optimization gains, net	(71,931)	(74,009)
Reorganization and realignment costs	10,083	21,910
Impairment of long-lived assets	16,241	25,001
Loss on early extinguishment of debt	—	7,295
Other than temporary loss on investment	—	3,150
Dividend from Arby’s	—	(54,911)

Total adjustments	(43,009)	(62,957)
Income tax impact on adjustments[1]	19,479	32,799

Total adjustments, net of income taxes	(23,530)	(30,158)

Adjusted income from continuing operations	$106,094	$109,821

Diluted earnings per share from continuing operations	$.49	$.43
Total adjustments per share, net of income taxes	(.09)	(.10)

Adjusted earnings per share from continuing operations	$.40	$.33

[1]	The provision for income taxes on “System optimization gains, net” was $12,218 and $28,664 for the three months ended January 1, 2017 and January 3, 2016, respectively, and $30,643 and $41,822 for the twelve months ended January 1, 2017 and January 3, 2016, respectively. The provision for income taxes on “System optimization gains, net” includes the impact of non-deductible goodwill disposed of in connection with our system optimization initiative, changes to state deferred taxes, changes to valuation allowances on state net operating loss carryforwards and adjustments related to prior year tax matters. The provision for income taxes on the dividend from Arby’s was calculated using an effective tax rate of 29.72%. The benefit from income taxes on all other adjustments was calculated using an effective tax rate of 38.6% for the year ended January 1, 2017 and 38.42% for the year ended January 3, 2016.